Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Health Care Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A		0		0	7,092,036	20.93
Class B		0		0	4,944,095	19.76
Class C		0		0	3,325,513	19.74
Class I		0		0	   665,308	21.36

Evergreen Utility Telecommunications Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	19,687,936	0.90		24,143,909	13.63
Class B	4,145,967	0.81		5,099,517	13.63
Class C	1,683,876	0.82		3,357,004	13.63
Class I	191,877		0.93		190,967		13.65